UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 29, 2009

SENECA FOODS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751
(Address of Principal Executive Offices, including zip code)

(315) 926-8100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On October 29, 2009, the Board of Directors of the Company adopted a resolution setting the number of members of the Board of Directors at nine.  Effective as of such date, pursuant to Section 10 of Article II of the Amended and Restated Bylaws of the Company, the Board of Directors has elected John P. Gaylord to its Board of Directors to fill the vacancy created by the expansion of the size of the Board.  Mr. Gaylord shall serve until the 2010 Annual Meeting of Shareholders or until his successor has been duly elected and qualified.  Mr. Gaylord will serve as an independent director and a member of Seneca Foods’ Audit Committee as well as the Compensation Committee.

Mr. Gaylord is the President of Jacintoport Terminal Company, a Houston, Texas-based energy storage and development company.  Mr. Gaylord holds a bachelor of business administration degree from Texas Christian University and a master of business administration from Southern Methodist University.

There are no arrangements or understandings between Mr. Gaylord and any other persons pursuant to which Mr. Gaylord was appointed a director of the Company.  There are no transactions in which Mr. Gaylord has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Gaylord will receive compensation for his service on the Board of Directors in accordance with the Company’s standard compensatory arrangement for non-employee directors.  A description of the Company’s non-employee director compensation program can be found under the caption “Compensation of Directors” in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on July 9, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 99.1                      Press Release dated October 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           October 30, 2009

SENECA FOODS CORPORATION

By: /s/Jeffrey L. Van Riper
Jeffrey L. Van Riper
Vice President and Controller